UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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☐	Definitive Proxy Statement

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☒	Soliciting Material under §240.14a-12

CINCINNATI BELL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following information was sent to certain employees of Cincinnati Bell Inc. (“Cincinnati Bell” or the “Company”) on March 13, 2020.

Master Q&A

Strategic Rationale

1.	Why is Cincinnati Bell going private?

For shareholders: The agreement to be acquired by Macquarie Infrastructure Partners (“MIP”) represents a 48% increase from our original merger agreement with Brookfield Infrastructure of $10.50 and provides a premium for our shareholders of 101% relative to the close on December 20, 2019, the last trading day prior to the date when the original merger agreement with Brookfield was entered into.

For employees and other stakeholders: This announcement represents an exciting new chapter for Cincinnati Bell, enabling us to expand aggressively in territories where we see financially sound opportunities, while significantly reducing our debt. MIP knows how to invest in capital intensive businesses that employ long-life, high-value, physical assets to create strong competitive positions in their respective markets. This aligns well with Cincinnati Bell’s business and strategy. The financial, management, and other resources made available to Cincinnati Bell through the acquisition will enhance our networks and services to the benefit of our customers in Hawaii, Ohio, Kentucky, and Indiana, and across the nation.

2.	What are the advantages and disadvantages to going private?
Private-company status provides us with some new freedoms to execute against our long-term business strategy. While we are confident that we can be successful in either environment, some private company benefits include:
●	Increased focus on our expanding business operations and substantial availability of incremental capital not available to us as a public company; and
●	Elimination of the short-term public company and external pressures and distractions created during periods of market volatility.

3.	Why do this deal now? Is there a pressing imperative?
Our Board of Directors determined that the transaction with MIP is in the best interests of the Company and its shareholders. The agreement to be acquired by MIP provides an increase of 48% from our original merger agreement with Brookfield and a premium for our shareholders of 101% relative to the close on December 20, 2019, the last trading day prior to the date when the original merger agreement with Brookfield was entered into.

4.	Why accept MIP’s offer over the offer proposed by Brookfield Infrastructure?
The Board determined that MIP’s revised offer is superior to our original merger agreement with Brookfield and this transaction is in the best interest of our shareholders. The agreement represents a 48% premium from our original merger agreement with Brookfield and a premium of 101% relative to the close on December 20, 2019, the last trading day prior to the date when the original merger agreement with Brookfield was entered into.

This highlights the robust and disciplined process we executed to ensure immediate and maximum value for our shareholders. The transaction with MIP represents an exciting opportunity to enhance our financial position, expand our resources and better serve our customers.

5.	Brookfield revised their offer before. Can they potentially submit another revised bid that is superior to the latest MIP bid?
On March 6, 2020, Brookfield indicated they would not propose any further amendments to the merger agreement during the negotiation period. Following the end of the negotiation period on March 13, 2020, Cincinnati Bell terminated that agreement with Brookfield.

6.	When was the decision made to pursue this transaction?
A detailed description of the timeline and process will be included in our proxy statement that will be filed with the SEC.

7.	What opportunities does this deal create for Cincinnati Bell? How does this deal position the Company for future growth?
This agreement to be acquired by MIP represents an exciting opportunity and enables us to expand aggressively in territories where we see financially sound opportunities, while significantly reducing our debt. MIP knows how to invest in capital intensive businesses that employ long-life, high-value, physical assets to create strong competitive positions in their respective markets. This aligns well with Cincinnati Bell’s business and strategy. The financial, management, and other resources made available to Cincinnati Bell through the acquisition will enhance our networks and services to the benefit of our customers in Hawaii, Ohio, Kentucky, and Indiana, and across the nation.

8.	Is the board of directors soliciting alternative proposals?
No.  For more information, please see our merger agreement which has been filed with the SEC.

9.	Will you be divesting any assets as a result of this transaction?
We do not currently expect to divest assets as a result of this transaction.

Financial Rationale & Transaction Terms

10.	What are the terms of the transaction?
Cincinnati Bell has entered into a definitive agreement to be acquired by MIP for $15.50 in cash per share. The full terms of our definitive agreement are disclosed in our SEC filings.

11.	Why is this transaction compelling for Cincinnati Bell shareholders? How was the valuation determined and how does it compare with similar transactions in the industry?
The transaction, which was approved by Cincinnati Bell’s Board of Directors, is valued at $2.9 billion, including debt. This price represents an increase of 48% from our original merger agreement with Brookfield and a premium of 101% relative to the close on December 20, 2019, the last trading day prior to the date when the original merger agreement with Brookfield was entered into.

12.	Who is advising Cincinnati Bell?
Morgan Stanley and Moelis & Company LLC are acting as financial advisors and Cravath, Swaine & Moore LLP, Morgan, Lewis & Bockius LLP, and BosseLaw, PLLC are acting as legal advisors to Cincinnati Bell.

13.	When do you expect to close the transaction?
The transaction is expected to close in the first half of 2021, subject to customary closing conditions, including receipt of shareholder and regulatory approvals.

14.	What are the principal approvals required to close?
The transaction is subject to certain closing conditions, including the approval of Cincinnati Bell’s shareholders and regulatory approvals.

15.	Is there a risk that this transaction might not close? What is the break-up fee?
Cincinnati Bell’s Board has approved the agreement, and we are confident we can meet the necessary closing conditions. The full terms of our definitive agreement will be disclosed in SEC filings.

Buyer-Related Questions

16.	Does MIP have experience in the telecommunications industry?
MIP is one of the world’s leading alternative asset managers with a successful track record of investing in capital intensive businesses that employ long-life, high-value, physical assets to create strong competitive positions in their respective markets. Due to unprecedented data growth and the world’s communication needs, MIP looks to invest in the infrastructure that underpins the rapidly evolving digital economy, which includes supporting the development and operations of broadcast, towers, fiber, cable, wireless networks and data centers. MIP is a fund managed by Macquarie Infrastructure and Real Assets (“MIRA”), which manages $135.6 billion in assets.

17.	What previous experience does MIP have in this type of transaction? Does it often buy out public companies?
MIP is one of the world’s leading alternative asset managers, which invest in businesses that underpin economies and communities with deep telecommunications expertise and a strong track record of investing in critical infrastructure networks.

However, we don’t want to compare our decision to enter this partnership with that of other companies who have gone private. Instead we would rather highlight the considerable expertise MIP brings to our business, and our shared commitment to accelerating our investments, particularly by rapidly expanding our fiber network, enabling our business to drive significant growth over the long term.

Employee and Customer Questions

18.	Why does this deal make sense? Why is Cincinnati Bell excited about today’s announcement?

The agreement to be acquired by MIP represents an exciting new opportunity and enables us to expand aggressively in territories where we see financially sound opportunities, while significantly reducing our debt.

19.	How will today’s announcement impact employees? Will it impact my job in any way?
The transaction announcement is all that has happened so far. Accordingly, until close (which is expected in the first half of 2021), we do not anticipate employees will see any changes in their day-to-day responsibilities, compensation, benefits or management structures; simply put, we will continue to operate business-as-usual.

You have done outstanding work in building our company and today’s announcement represents clear recognition of that work. Our steadfast commitment to our customers comes first, and we will continue doing what’s right for the customer, and on living our commitment to make it simple, do it fast, and do it together.

20.	What does this mean from an investment standpoint?
Following the close of the transaction, Cincinnati Bell will cease to be a publicly traded company. Investors will no longer be able to invest in Cincinnati Bell via the New York Stock Exchange.

21.	Do you anticipate any future layoffs as a result of this transaction?
The transaction announcement is all that has happened so far. As the transaction has not closed and the integration has not kicked-off, it is simply premature to speculate on the implementation of any future strategy.

22.	Can you detail MIP’s go forward strategy for Cincinnati Bell?
The transaction announcement is all that has happened so far. As the transaction has not closed and the integration has not kicked-off, it is simply premature to speculate on MIP’s future strategy. We can share that MIP intends to invest in Cincinnati Bell in order to allow us more freedom to ramp up our investments.

23.	Did the Board’s decision to move forward with the MIP offer take into account what is in the best interest of employees? Does the MIP bid provide any job security above the Brookfield bid?
This announcement represents an exciting new chapter for Cincinnati Bell and enables us to expand aggressively in territories where we see financially sound opportunities, while significantly reducing our debt.

However, the transaction announcement is all that has happened so far. As the transaction has not closed and the integration has not kicked-off, it is simply premature to speculate on MIP’s future strategy. We can share that MIP intends to invest in Cincinnati Bell in order to allow us more freedom to ramp up our investments.

24.	Will Cincinnati Bell’s current leadership team remain intact?
We expect that our leadership team will remain in place following the closing. With that said, every organization continuously assesses the performance of its employees to ensure that they are performing as expected and helping the business grow. That is no different than how we operate today.

25.	Can you tell me more about MIP?

MIP is one of the world’s leading alternative asset managers and over the last 25 years has worked in partnership with public authorities and communities to finance, manage, develop and enhance essential real assets that drive economic growth. MIP has a proven track record of successful investment in capital intensive infrastructure and infrastructure-like businesses. Additionally, MIP is continuing to invest in the digital economy by supporting the development and operation of broadcast, towers, fiber, cable, wireless networks and data centers. MIP is a fund managed by Macquarie Infrastructure and Real Assets (“MIRA”), which manages $135.6 billion in assets.

26.	Who will be responsible for making the strategic and operational decisions going forward – MIP or Cincinnati Bell’s current senior leadership team?
Until the transaction closes it is business as usual. Following closing, Cincinnati Bell and MIP look forward to working together to execute against our strategy.

27.	Who can employees go to with questions?
Should you have any questions about today’s announcement, please reach out to your manager. We look forward to providing employees with updates as there is news to share.

28.	How will today’s announcement impact customers?
We do not anticipate that customers will see any changes as a result of this transaction. We look forward to providing customers with the same great service they have come to expect from Cincinnati Bell.

29.	Will the Cincinnati Bell’s service or offerings change as a result of the transaction?
While we do not anticipate that customers will see any service changes as a result of this transaction, we look forward to leveraging an expanded fiber network to deliver superior integrated offerings for our customers.

30.	What comes next?
This transaction is expected to close in the first half of 2021. It is subject to certain closing conditions, including the approval by our shareholders and regulatory approvals. We will keep you updated throughout the process.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Cincinnati Bell by MIRA. In connection with the proposed acquisition, Cincinnati Bell intends to file relevant materials with the United States Securities and Exchange Commission (“SEC”), including Cincinnati Bell’s proxy statement in preliminary and definitive form. Shareholders of Cincinnati Bell are urged to read all relevant documents filed with the SEC, including Cincinnati Bell’s proxy statement when it becomes available, because they will contain important information about the proposed merger and the parties to the proposed merger.  Investors and shareholders are able to obtain the documents (once available) free of charge at the SEC’s website at www.sec.gov, or free of charge from Cincinnati Bell at investor.cincinnatibell.com or by directing a request to Cincinnati Bell’s Investor Relations Department at 1-800-345-6301 or investorrelations@cinbell.com.

Participants in the Solicitation

Cincinnati Bell and its directors, executive officers and other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from shareholders of Cincinnati Bell in favor of the proposed merger with MIRA. Information about Cincinnati Bell’s directors and executive officers is set forth in Cincinnati Bell’s Proxy Statement on Schedule 14A for its 2019 Annual Meeting of Shareholders, which was filed with the SEC on March 19, 2019, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on February 24, 2020. These documents may be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants which may, in some cases, be different than those of Cincinnati Bell’s shareholders generally, will also be included in Cincinnati Bell’s proxy statement relating to the proposed merger with MIRA, when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

Certain of the statements in this communication contain forward-looking statements regarding future events and results that are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are statements that could be deemed forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “predicts,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “continues,” “endeavors,” “strives,” “will,” “may,” “proposes,” “potential,” “could,” “should,” “outlook,” or variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, any statements that refer to projections of future financial performance, anticipated growth and trends in businesses, and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned that these forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause actual results to differ materially and adversely from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) the risk that the proposed merger with MIRA may not be completed in a timely manner or at all; (ii) the failure to receive, on a timely basis or otherwise, the required approval of the proposed merger with MIRA by Cincinnati Bell’s shareholders; (iii) the possibility that competing offers or acquisition proposals for Cincinnati Bell will be made; (iv) the possibility that any or all of the various conditions to the consummation of the merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances which would require Cincinnati Bell to pay a termination fee or other expenses; (vi) the effect of the announcement or pendency of the merger on Cincinnati Bell’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (vii) risks related to diverting management’s attention from Cincinnati Bell’s ongoing business operations; (viii) the risk that shareholder litigation in connection with the merger may result in significant costs of defense, indemnification and liability and (ix) (A) those discussed in Cincinnati Bell’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and, in particular, the risks discussed under the caption “Risk Factors” in Item 1A, and (B) those discussed in other documents Cincinnati Bell filed with the SEC. Actual results may differ materially and adversely from those expressed in any forward-looking statements. Cincinnati Bell undertakes no, and expressly disclaims any, obligation to revise or update any forward-looking statements for any reason, except as required by applicable law.